Exhibit 99.1

ImmunoCellular Therapeutics Announces First Quarter 2018 Financial Results

-Continued Progress in Stem-to-T-Cell Program-

-Ongoing Exploration of Strategic Opportunities-

Los Angeles, CA – May 14, 2018 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE American: IMUC) today announced financial results for the first quarter ended March 31, 2018.

Anthony J. Gringeri, PhD, President and Chief Executive Officer commented: “In the first quarter, we continued to make progress in advancing our Stem-to-T-Cell program. In April we announced that we had been able to verify successful transfer of the selected T cell receptor genetic material into human hematopoietic stem cells. This milestone represents the next important step in validating the Stem-to-T-Cell approach, and is a key component of the proof-of-concept work for this technology which lays the groundwork for undertaking planning for preclinical testing. From a corporate perspective, we are continuing to work with Ladenburg Thalmann & Co. Inc. as our strategic financial advisor to assist in the review of our business and assets and the exploration of strategic opportunities for enhancing stockholder value, including the potential sale or merger of the Company.”

First Quarter 2018 Financial Results

For the quarter ended March 31, 2018, ImmunoCellular incurred a net loss of $1.0 million, or $0.02 per basic and diluted share, compared to a net loss of $5.9 million or $1.67 per basic and diluted share, for the quarter ended March 31, 2017. The decrease in the net loss is primarily due to the suspension of the ICT-107 phase 3 trial in June of 2017 and reductions in the Company’s other research and development programs along with reductions in general and administrative expenses.

ImmunoCellular also reported $1.6 million of cash used in operations during the most recent quarter compared to $6.1 million in the same period in 2017. The Company continues to seek favorable payment terms with its creditors and reduced its current liabilities by almost $900,000 during the quarter. No warrants were exercised in the most recent quarter; accordingly, there were no financing proceeds. There are approximately $930,000 of warrants that remain outstanding from the July 2017 financing. These warrants currently have an exercise price of $0.35 and expire in July 2018. As of March 31, 2018, the Company had approximately $5 million of cash and 41.9 million shares of common stock outstanding.

In light of previous recent updates on its research program, ImmunoCellular is not holding a conference call to discuss first quarter 2018 financial results at this time. The Company plans to provide relevant updates at an appropriate time in the future.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd., based in Los Angeles, is developing immune-based therapies for the treatment of cancer. ImmunoCellular is focused on advancing its Stem-to-T-Cell research program, which engineers hematopoietic stem cells to generate cytotoxic T cells. Additional assets, for which the Company is seeking partners, include clinical-stage programs - ICT-107, ICT-121 and ICT-140 - which are patient-specific, dendritic cell-based immunotherapies targeting solid tumors. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding ImmunoCellular’s intentions and current expectations concerning, among other things, whether ImmunoCellular will be able to finance its ongoing operations following termination of existing clinical development programs, reduce outstanding obligations to creditors of the Company and minimize or defer the costs of restructuring in order to enable its immunotherapy program; whether ImmunoCellular will be able to identify and execute a successful strategic transaction; the likelihood, timing and outcome of ImmunoCellular’s possible strategic alternatives, including a partnership, collaboration or restructuring; ImmunoCellular’s beliefs regarding the advantages and therapeutic and commercial value of its programs; ImmunoCellular’s ability to maintain its listing on the NYSE American and regain compliance with the NYSE American’s listing standards; ImmunoCellular’s ability to advance its Stem-to-T-Cell program and achieve certain milestones; and ImmunoCellular’s ability to achieve its other clinical, operational, strategic and financial goals. Forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including the availability of resources to continue to develop ImmunoCellular’s product candidates and the uncertain timing of completion and success of clinical trials. Additional risks and uncertainties are described under the heading “Risk Factors” in ImmunoCellular’s annual report on Form 10-K for the period ended December 31, 2017 and subsequent filings with the Securities and Exchange Commission. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact :

ImmunoCellular Therapeutics, Ltd.

Jane Green

(267) 457-3734 direct

(415) 652-4819 mobile

jane@jmgcomm.com

Lytham Partners, LLC

Joe Dorame, Robert Blum, or Joseph Diaz

(602) 889-9700

imuc@lythampartners.com

Consolidated Condensed Balance Sheets
	3/31/2018 (unaudited)	12/31/2017
Cash	$5,026,602	$6,629,870
Other current assets	137,625	378,787
Non current assets	462	568

Total assets	$5,164,689	$7,009,225

Current liabilities	$1,493,161	$2,360,754
Shareholders’ equity	3,671,528	4,648,471

	$5,164,689	$7,009,225

Consolidated Condensed Statements of Operations (unaudited)

	Three months	Three months
	ended	ended
	3/31/2018	3/31/2017

Revenue	$0	$0
Research and development	290,616	4,685,720
General and administrative	734,581	793,178

Loss before other income (expenses)	(1,025,197)	(5,478,898)
Interest income	216	3,794
Interest expense	-	(452,659)

Net loss	($1,024,981)	($5,927,763)

Net loss per share, basic and diluted:	$(0.02)	$(1.67)